FOR IMMEDIATE RELEASE	Contact:
Team Health, Inc.
Knoxville, Tennessee
David Jones, CFO
(865) 693-1000

Team Health Announces First Quarter 2005 Results

KNOXVILLE, Tenn. — May 11, 2005 — Team Health, Inc. (“Team Health” or the “Company”) today announced results for its first quarter ended March 31, 2005.

For the first quarter of 2005, net revenue less provision for uncollectibles (“revenue less provision”) decreased 4.1% to $250.6 million from $261.4 million in the first quarter of 2004. The decrease was primarily due to a reduction in the Company’s military staffing business as a result of the military’s re-contracting process completed in late 2004. Excluding the impact of the re-contracting process, net revenue less provision increased $15.0 million. Same contract revenue less provision increased $20.6 million, or 11.5%, to $200.0 million in the first quarter of 2005 from $179.4 million for the same period of 2004. The Company reported net earnings of $17.9 million in the first quarter of 2005 compared to a net loss of $36,000 in the first quarter of 2004.

Included in the financial results for the first quarter 2005 is a reduction in professional liability reserves related to prior years of $7.6 million. The reduction in professional liability reserves is based on the results of an actuarial study completed in April 2005. The financial results for the first quarter of 2004 include approximately $16.0 million of pretax refinancing costs and compensatory bonus expense associated with a refinancing of the Company’s capital structure in 2004.

As of March 31, 2005, Team Health had cash and short term investments of $70.5 million and $74.9 million of available capacity under its revolving credit facility. During the first quarter of 2005, Team Health reduced its outstanding bank term debt by $15.0 million by making an “excess cash flow” payment under the terms of its credit agreement. As a result of this debt payment, total indebtedness as of March 31, 2005 was $413.1 million. Cash flow provided by operations (after interest, taxes and changes in working capital) for the first quarter 2005 was $11.8 million compared to cash flow used in operations of $1.0 million in the first quarter 2004.

Effective April 6, 2005, the Company amended the terms of its senior credit agreement. As a result of the amendment, the Company made a prepayment of its term debt in the amount of $30.0 million, converted its existing term loan B into a new term loan C in the amount of $203.1 million, and reduced the pricing on the new term loan by 50 basis points to LIBOR plus 275 basis points. Also, the amendment granted the Company the ability to purchase up to $35.0 million of its outstanding 9% Subordinated Senior Notes.

Lynn Massingale, M.D., Chief Executive Officer of Team Health, said, “Previously, I commented on a number of developments and initiatives that began in 2004 that would impact our financial results in 2005. Our very favorable first quarter 2005 financial performance partially reflects results from those developments.

“The completion of our annual actuarial study resulted in a lowering of future professional liability loss payment estimates. Our third-party insured losses, which were subject to an aggregate loss limit for which we previously had recorded an excess loss provision, as well as our subsequent self-insured fiscal periods, were favorably impacted by the results of the actuarial study. Overall, our professional liability loss estimates for prior periods were reduced by approximately $7.6 million. This reduction is attributable to a lower frequency of claims being reported since our last actuarial study, in part due to the impacts of tort reform in certain states, as well as achieving benefits from an increased focus on risk management loss prevention initiatives and physician education. Based on the existing level of our business today, we expect a reduction in our fiscal 2005 professional liability loss estimate of approximately $3.5 million.

“Our core emergency department staffing business had a very strong quarter in terms of financial performance. In addition to lower professional liability costs, both patient volumes and estimated average collections per visit increased between years. Patient volumes on a same contract basis increased 6.0% on a year over year basis and 4.4% on a sequential quarter basis. In addition, our estimated collection per patient visit grew approximately 9.0% between years on a same contract basis. A number of factors contributed to the growth in the estimated collection per visit. While contracted rate increases and higher average levels of acuity contributed to the increase, our expenditures in 2004 and 2005 to improve our billing and collection processes we believe are also contributing to the increase in estimated collections per visit.

“While the re-contracting of our military staffing business in 2004 has adversely affected the financial performance of this business between years, our military business has substantially performed to our expectations in the first quarter of 2005. The business as it is now constructed under direct contracting has presented many challenges to our military staffing management. However, our management has re-tooled its businesses processes to meet such challenges and we expect this part of our business to continue to grow in revenue and profitability throughout 2005 under the new contracting environment.

“Finally, once again we took steps in the first quarter of 2005 to reduce the cost of our capital financing. We successfully negotiated a rate reduction of 50 basis points in our bank term debt, effective in April 2005, which will save us over $1.0 million annually in interest expense. The opportunity to further reduce such costs in the future also now exists should our debt ratings improve.”

About Team Health
Founded in 1979, Team Health is headquartered in Knoxville, Tennessee. Team Health is affiliated with over 7,000 healthcare professionals who provide emergency medicine, radiology, anesthesia, hospitalist, urgent care and pediatric staffing and management services to over 450 civilian and military hospitals, surgical centers, imaging centers and clinics in 42 states. For more information about Team Health, visit www.teamhealth.com.

As previously announced, Team Health will hold an investor conference call at 8:30 a.m. Eastern Time on May 12, 2005. All interested parties may listen to the call by calling (800) 430-9375. A taped replay of the call will be available after 12:00 p.m. Eastern Time Thursday, May 12, 2005, through midnight on May 19, 2005, by calling (800) 642-1687, access code 5739250.

Statements in this document that are not historical facts are hereby identified as “forward looking statements” for purposes of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”) and Section 27A of the Securities Act of 1933 (the “Securities Act”). Team Health, Inc. (the “Company”) cautions readers that such “forward looking statements”, including without limitation, those relating to the Company’s future business prospects, revenue, working capital, professional liability expense, liquidity, capital needs, interest costs and income, wherever they occur in this document or in other statements attributable to the Company, are necessarily estimates reflecting the judgment of the Company’s senior management and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the “forward looking statements.” Moreover, the Company, through its senior management, may from time to time make “forward looking statements” about matters described herein or other matters concerning the Company. The Company disclaims any intent or obligation to update “forward looking statements” to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time.

- tables attached -

Team Health, Inc.
Financial Highlights
(in thousands)
(unaudited)

	Three Months Ended
	March 31,
	2005	2004
	(Unaudited)
	(In thousands)
Net revenue	$398,067	$397,302
Provision for uncollectibles	147,476	135,892

Net revenue less provision for uncollectibles	250,591	261,410
Cost of services rendered
Professional service expenses	180,327	194,711
Professional liability costs	5,243	16,274

Gross profit	65,021	50,425
General and administrative expenses	24,889	24,694
Management fee and other expenses	404	157
Depreciation and amortization	3,083	3,485
Interest expense, net	7,191	7,318
Refinancing costs	—	14,731

Earnings before income taxes	29,454	40
Provision for income taxes	11,532	76

Net earnings (loss)	17,922	(36)
Dividends on preferred stock	—	3,602

Net earnings (loss) attributable to common stockholders	$17,922	$(3,638)

-more-

Team Health, Inc.
Supplemental Information
(in thousands)
(unaudited)

	March 31,	December 31,
	2005	2004
Cash and cash equivalents	$20,734	$17,931
Short-term investments	49,771	64,651
Accounts receivable, net	175,938	160,852
Long-term debt, including current portion	413,125	428,125

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